Exhibit 99.1

PRESS RELEASE FOR IMMEDIATE ISSUE

FOR:	MDC Partners Inc.	CONTACT:	Matt Chesler, CFA
	745 5th Avenue, 19th Floor		Vice President, Investor Relations
	New York, NY 10151		646-412-6877
mchesler@mdc-partners.com

MDC Partners Inc. Completes Expansion of Bank Facility to $325 Million

Facility Extended an Additional Eighteen Months to September 2019

New York, NY, October 23, 2014 (NASDAQ: MDCA; TSX: MDZ.A) – MDC Partners Inc. (“MDC Partners” or “the Company”) and its subsidiaries have entered into an increase and amendment of its revolving credit facility. Among other benefits, the amendment: (i) expands the commitments under the facility by $100 million, from $225 million to $325 million; (ii) extends the maturity date by an additional eighteen months to September 30, 2019; (iii) reduces the base borrowing interest rate by 25 basis points; and (iv) modifies certain covenants to provide the Company with increased flexibility to fund its continued growth and other general corporate purposes. As of October 23, 2014, the Company had zero borrowing on the line of credit.

"We are pleased with the broad support by our expanded lender group, which includes both existing and new relationships," said David Doft, the company’s Chief Financial Officer. "The new credit facility increases our capital base, reduces our cost of capital, and provides further financial flexibility to help fund MDC’s growing business. This, together with our strong balance sheet and liquidity position, makes for a very attractive financial foundation for MDC to grow.”

The credit facility has been arranged by Wells Fargo Capital Finance, LLC, with participation by JPMorgan Chase Bank, N.A., Goldman Sachs Lending Partners, LLC, Citizens Bank, N.A., Bank of Montreal, Royal Bank of Canada, and NYCB Specialty Finance Company, LLC.

Additional information concerning the revolving credit facility can be found in the Company’s Current Report on Form 8-K filed with the SEC.

About MDC Partners Inc.

MDC Partners is one of the world's largest Business Transformation Organizations that utilizes technology, marketing communications, data analytics, insights and strategic consulting solutions to drive meaningful returns on Marketing and Communications Investments for multinational clients in the United States, Canada, and worldwide.

MDC Partners' durable competitive advantage is to Empower the Most Talented Entrepreneurial Thought Leaders to Drive Business Success to new levels of Achievement, for both our Clients and our Shareholders, reinforcing MDC Partners' reputation as "The Place Where Great Talent Lives."

MDC Partners' Class A shares are publicly traded on NASDAQ under the symbol "MDCA" and on the Toronto Stock Exchange under the symbol "MDZ.A".

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